CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 of Separate Account VA FF of our report dated April 11, 2024 relating to the statutory basis financial statements of Transamerica Life Insurance Company. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

June 13, 2025